SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
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[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                       CYPRESS SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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________________________________________________________________________________
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________________________________________________________________________________
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          3)   Filing Party:

          4)   Date Filed:

                                                   April 3, 2000



Dear Stockholder:

     You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Thursday, May 4, 2000 at 10:00 a.m., Pacific Daylight Time, at our offices located at 3939 North First Street, San Jose, California 95134. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     We hope you will be able to attend the Annual Meeting on May 4th to listen to our report on the status of our business and performance during 1999 and near-term plans, and to ask any questions you may have.

     Your vote is very important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. In order to facilitate your voting, this year you may vote in person at the meeting, by sending in your written proxy, by telephone, or by using the Internet. Your vote by telephone, over the Internet or by written proxy will ensure your representation at the annual meeting if you cannot attend in person. Please review the instructions on the proxy card regarding each of these voting options.

     Thank you for your on-going support and continued interest in Cypress Semiconductor Corporation.



                                          Very truly yours,

                                          T.J. Rodgers
                                          President and Chief Executive Officer

                        CYPRESS SEMICONDUCTOR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 4, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on Thursday, May 4, 2000 at 10:00 a.m., Pacific Daylight Time, at our offices located at 3939 North First Street, San Jose, California 95134, for the following purposes:

     1. To elect five directors to serve for the next year and until their successors are elected.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2000.

     3. To vote on our proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock and to clarify our existing policy for the indemnification of our officers, directors, employees and agents.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on March 15, 2000 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment of the meeting. All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.


                                                     FOR THE BOARD OF DIRECTORS


                                                     Emmanuel Hernandez
                                                     Secretary

San Jose, California
April 3, 2000

--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR YOU MAY VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE DIRECTIONS ON THE PROXY CARD; EITHER METHOD WILL ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                        CYPRESS SEMICONDUCTOR CORPORATION

                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors of Cypress Semiconductor Corporation is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our Annual Meeting of Stockholders ("Annual Meeting") to be held Thursday, May 4, 2000, at 10:00 a.m., Pacific Daylight Time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 3939 North First Street, San Jose, California 95134.

     Our principal executive offices are located at 3901 North First Street, San Jose, California 95134. The telephone number at that address is (408) 943-2600.

     These proxy solicitation materials were mailed on or about April 3, 2000 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

     Stockholders of record at the close of business on March 15, 2000, referred to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 113,114,266 shares outstanding of our common stock, par value $0.01 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

     Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. On all other matters each share has one vote.

     We will bear the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for such firms' expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees, may, without additional compensation, solicit proxies personally or by telephone or email.

Quorum; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the common stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter," referred to as the votes cast, with respect to such matter.

     While abstentions, which are votes ABSTAINED, will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this proxy statement will not be considered votes cast and, accordingly, will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Cost of Soliciting Proxies

     The cost of soliciting proxies in connection with this proxy statement has been, or will be, borne by us. We have retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $6,500.00, plus reimbursement of out-of-pocket expenses. In addition to solicitation by mail, we request that banks, brokers and other custodians, nominees and fiduciaries send Proxy Statements to the beneficial owners and secure their instructions as to consents. We may reimburse such banks, brokers and other custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners.

Deadline for Receipt of Stockholder Proposals

     Proposals of our stockholders, which are intended to be presented by such stockholders at our 2001 Annual Meeting of Stockholders must be received by us no later than December 5, 2000 in order to be included in the proxy statement and form of proxy relating to that meeting.

                        BOARD STRUCTURE AND COMPENSATION

Structure and Committees

     Eric A. Benhamou serves as Chairman of our Board of Directors. The Board of Directors held a total of 8 meetings during our 1999 fiscal year, which ended on January 2, 2000. Every director attended at least 75% of the number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which the Director served. The Board of Directors has an audit committee, a compensation committee and a nominating committee.

     The audit committee is comprised of Messrs. Benhamou and Lewis and met two times during our 1999 fiscal year. The audit committee:

     o consults with our independent auditors concerning the scope of the audit;

     o reviews the results of their examination with our independent auditors;

     o reviews and approves any material accounting policy changes affecting our operating results; and

     o reviews our internal accounting procedures and controls with our financial and accounting staff.

     Our compensation committee met six times during fiscal 1999 and is comprised of Messrs. Lewis and Benhamou. The compensation committee:

     o    reviews compensation and benefits for our senior executives;

     o has authority to grant stock options under our 1994 Stock Option Plan, as amended, to employees and consultants (including officers and directors who are also our employees or consultants); and

     o has authority to grant stock options under the 1999 Non-Qualified Stock Option Plan, as amended, to new employees who join us through our acquisitions of other entities.

     The nominating committee consists of Messrs. Lewis and Shugart and did not meet during fiscal 1999. The nominating committee has the authority to recommend candidates to stand for election to our Board of Directors.

Compensation of Directors

     We pay directors who are not employees $5,000 each quarter.

     The 1994 Option Plan provides for the automatic grant of nonstatutory options to our outside directors. Each outside director is granted an initial option to purchase 80,000 shares of common stock, referred to as the initial option, and an additional option to purchase 20,000 shares of common stock, referred to as the subsequent option, on a date one year after the date of grant of the initial option and on the same date each year thereafter. The initial option is exercisable over a five-year period in annual installments of 16,000 shares, with the first installment becoming exercisable one year from the outside director's election to the Board. The subsequent options are exercisable over a five-year period in annual installments of 4,000 shares, with the first installment becoming exercisable one year from the outside director's election to the Board. Consequently, the 1994 Option Plan provides for an on-going vesting program of 20,000 shares per year to outside directors. The exercise price of options granted under the 1994 Option Plan is the fair market value of our common stock on the date of grant.

     We have a consulting relationship with one of our directors, Fred B. Bialek. See "Certain Transactions."

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

Nominees

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, each of whom is presently serving as one of our directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom such votes will be cumulated. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. We do not expect any nominee will be unable or will decline to serve as a director.

     The following table provides information concerning our director nominees:

                                                                                                             Director
             Name of Nominee                   Age                    Principal Occupation                    Since
             ---------------                   ---                    --------------------                    -----
T.J. Rodgers.........................          52      Our President and Chief Executive Officer               1982

Fred B. Bialek.......................          66      Business Consultant                                     1991

Eric A. Benhamou.....................          44      Our Chairman of the Board, and Chief Executive          1993
                                                       Officer of  3COM Corporation

John C. Lewis........................          64      Chairman of the Board of Amdahl Corporation             1993

Alan F. Shugart......................          69      Former Chief Executive Officer of Seagate               1998
                                                       Technology Inc.

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among our directors or executive officers.

     T.J. Rodgers is a co-founder of Cypress and has been our President and Chief Executive Officer since 1982. Mr. Rodgers also serves as a director of C-Cube Corporation and is the current Chairman of the Board of the Semiconductor Industry Association, referred to as SIA.

     Fred B. Bialek has been an independent business consultant since November 1986, during which time he has been active in the negotiation and execution of merger and acquisition transactions for semiconductor and other technology companies. Mr. Bialek has acted as a consultant to us in certain of our acquisitions. Mr. Bialek, who was a founder of National Semiconductor Corporation, has over 30 years operating experience in semiconductor and related technology industries.

     Eric A. Benhamou was Vice President and General Manager of 3COM Corporation, a data networking company, from September 1987 to April 1990. From September 1990 until August 1998 he served as

Chairman of the Board, President and Chief Executive Officer of 3COM Corporation. Since August 1998, Mr. Benhamou has served as Chairman of the Board and Chief Executive Officer of 3COM Corporation. Mr. Benhamou also serves as a director of Legato Systems, Inc.

     John C. Lewis has been Chairman of the Board of Amdahl Corporation, a supplier of solutions-oriented information processing systems, software and services for all types of computing environments, since 1987. He was President of Amdahl from 1977 until 1987 and Chief Executive Officer of Amdahl from 1983 until 1992 and from 1996 through 1997. Mr. Lewis also serves as a director of Vitesse Semiconductor Corporation and Pinnacle Systems, Inc.

     Alan F. Shugart founded Seagate Technology, Inc., a manufacturer of computer disk drives, in 1979 and served as Chief Executive Officer until July 1998. In 1998, he established Al Shugart International, a management consulting company. Mr. Shugart also serves as a director of Sandisk Corporation, Valence Technology, Inc. and Inktomi Corporation.

Required Vote

     The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2000 and recommends that our stockholders vote for ratification of such appointment. If the stockholders fail to ratify this appointment, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited our financial statements annually since 1982. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote; Recommendation of the Board of Directors

     Affirmative votes constituting a majority of the votes cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE

           INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On March 6, 2000, our Board of Directors adopted resolutions recommending the submission to a vote of our stockholders of a proposal to: (i) amend Article IV of our Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), so that additional authorized common stock will be available for issuance in order to meet possible future developments for which the issuance of shares may be in our interests and (ii) amend Article X of our Certificate of Incorporation to state the scope of our ability to indemnify our officers, directors, employees and agents The following should be read in conjunction with, and is qualified in its entirety by reference to, our proposed Second Restated Certificate of Incorporation, which is attached to this proxy statement as Appendix A. Our proposed Second Restated Certificate of Incorporation incorporates the proposed amendments set forth below and the amendments previously adopted to our Certificate of Incorporation.

     Amendment of Article IV

     Presently, our Certificate of Incorporation provides that the total number of shares authorized is 255,000,000, consisting of 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors has determined that our Certificate of Incorporation should be amended to increase the authorized number of common stock to 650,000,000.

     The purpose of the increase in authorized shares is to provide additional common shares that could be issued for corporate purposes without further stockholder approval unless required by applicable law, rule or regulation. Future purposes for additional shares could include paying stock dividends, subdividing outstanding shares through stock splits, acquiring other businesses or properties, securing additional financing through the issuance of additional shares or for general corporate purposes.

     Our purpose in increasing the number of authorized shares of common stock available for issuance is described in the paragraph above. Nevertheless, the additional authorized and unissued shares might be considered as having the effect of discouraging an attempt by another entity, through the acquisition of a substantial percentage of our common stock, to acquire control of us with a view of affecting a merger, sale of our assets or similar transaction, because the issuance of common stock could be used to dilute the share ownership or voting rights of such entity. Further, any of such authorized but unissued common stock could be privately placed with purchasers who might support incumbent management, making a change in control of us more difficult.

     Our Board of Directors does not intend to issue any shares to be authorized under the amendment except upon terms that our Board of Directors deems to be in our best interests. The issuance of additional common stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of common stock. Our stockholders do not presently have preemptive rights to subscribe for any of our securities and will not have any such rights to subscribe for the additional common stock proposed to be authorized.

     We intend to apply for listing on the New York Stock Exchange System of any additional shares of common stock if and when such shares are issued.

     Amendment of Article X

     Our Certificate of Incorporation currently provides that our directors will not be personally liable to us or our stockholders for monetary damages arising from any breach of fiduciary duty. We are adding language to this provision, consistent with the General Corporation Law of the State of Delaware, that allows us, but does not obligate us, to indemnify our directors, officers, employees and agents for any liability they may incur arising out of the performance of their duties for us. We do not anticipate that the addition of this language will change our current policy towards indemnification or create any additional expenses for us.

Required Vote; Recommendation of the Board of Directors

     Affirmative votes constituting a majority of outstanding shares cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                   MANAGEMENT

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date by:

     o    each of our directors;

     o our Chief Executive Officer and each of the four other most highly compensated individuals who served as our executive officers at fiscal year end (the "Named Officers");

     o all individuals who served as directors or executive officers at fiscal year end as a group; and

     o each person who is known by us to own beneficially more than 5% of our common stock.

                                                                                   Shares Beneficially Owned
                                                                                   -------------------------
                   Directors, Officers and 5% Stockholders                         Number           Percent
                   ---------------------------------------                         ------           -------
Directors
   T.J. Rodgers (1) ......................................................         2,309,548         2.04%
   Fred B. Bialek (2) ....................................................           301,616          *
   Eric A. Benhamou (3) ..................................................           144,000          *
   John C. Lewis (4) .....................................................            90,000          *
   Alan F. Shugart (5) ...................................................            16,000          *

Named Officers
   J. Daniel McCranie (6) ................................................           113,393          *
   Antonio R. Alvarez (7) ................................................           250,593          *
   Emmanuel T. Hernandez (8) .............................................           233,620          *
   All directors and executive officers at fiscal year end as a group

     (8 persons) (9) .....................................................         3,451,690         3.05%

5% Owners of Our Common Stock
   Amvescap PLC, AVZ, Inc., A I M Management Group Inc., Amvescap Group
     Services, Inc., Invesco, Inc., Invesco North American Holdings, Inc.,
     Invesco Capital Management, Inc., Invesco Funds Group, Inc., Invesco
     Management & Research, Inc., Invesco Realty Advisers, Inc., Invesco
     (NY) Asset Management, Inc., and Amvescap PLC. (10) .................         7,431,500         6.72%

----------

*    Less than 1%.

(1) Mr. Rodgers is also our President and Chief Executive Officer. Includes 772,782 shares held directly and options to purchase 1,536,766 shares of common stock exercisable within 60 days of the Record Date.

(2) Includes 268,870 shares held directly and 1,800 shares transferred to family members. Also includes options held by Mr. Bialek to purchase 30,946 shares of common stock exercisable within 60 days of the Record Date.

(3) Includes 100,000 shares held directly. Also includes options held by Mr. Benhamou to purchase 44,000 shares of common stock exercisable within 60 days of the Record Date.

(4) Includes 30,000 shares held directly. Also includes options held by Mr. Lewis to purchase 60,000 shares of common stock exercisable within 60 days of the Record Date.

(5)  Includes 16,000 shares held directly.

(6) Includes 51,997 shares held directly. Also includes options held by Mr. McCranie to purchase 61,396 shares of common stock exercisable within 60 days of the Record Date.

(7) Includes 48,010 shares held directly. Also includes options held by Mr. Alvarez to purchase 202,583 shares of common stock exercisable within 60 days of the Record Date.

(8) Includes 38,761 shares held directly. Also includes options held by Mr. Hernandez to purchase 188,627 shares of common stock exercisable within 60 days of the Record Date.

(9) Includes 1,340,452 shares held directly by our executive officers and directors. Also includes options to purchase an aggregate of 2,111,238 shares of common stock exercisable within 60 days of the Record Date.

(10) This information is provided based on the Schedule 13G filed jointly by the named entities. The named entities share voting and dispositive power relating to the shares held by such entities and disclaim beneficial ownership of the shares held by such entities. All of the named entities provided both of the following addresses: 11 Devonshire Square, London EC2M 4YR, England, and 1315 Peachtree Street N.E., Atlanta, Georgia 30309.

Executive Compensation

     The following table shows, as to each of the Named Officers, information concerning compensation paid for services to us in all capacities during the three fiscal years ended January 2, 2000.

                           Summary Compensation Table

                                                                                                    Long-Term
                                                                                                   Compensation
                                                           Annual Compensation                        Awards
                                                 -------------------------------------                ------
                                                  Salary(1)                                                              All Other
                                                 ------------   Bonus(2)          Other       Securities Underlying    Compensation
      Name and Principal Position        Year        ($)           ($)             ($)             Options (#)              ($)
      ---------------------------        ----        ---       -----------         ---             -----------              ---
T.J. Rodgers .......................     1999     $  337,706    $  405,316     $  1,000(3)          300,000                  --
  President, Chief Executive             1998     $  344,453    $   58,238     $  1,000(3)          200,000                  --
  Officer and Director                   1997     $  327,626    $    1,151     $ 12,199(4)          200,000            $    1,200(5)

J. Daniel McCranie .................     1999     $  332,556    $  291,173         --                70,000            $  335,075(7)
  Vice President, Marketing and          1998     $  321,054    $   57,937         --               192,000            $  229,165(6)
      Sales                              1997     $  288,263    $    1,175         --                70,000            $      392(5)

Antonio R. Alvarez .................     1999     $  316,425    $  257,815         --                70,000            $  332,108(8)
     Vice President, Memory Products     1998     $  281,538    $   39,680         --               135,000                  --
    Division and Research and            1997     $  228,261    $      993         --                52,000                  --
    Development

Emmanuel T. Hernandez ..............     1999     $  273,130    $  261,437         --                80,000            $2,900,255(9)
  Vice President, Finance and            1998     $  246,192    $   86,485         --               233,000                  --
  Administration, and Chief              1997     $  219,670    $      993         --               200,000            $      577(5)
  Financial Officer

----------
(1)  Compensation is included in the year earned.

(2) Includes bonus earned under our New Product Bonus Plan in fiscal year 1999. Fiscal 1999 bonuses include amounts given out under our Key Employee Bonus Plan by virtue of the success in accomplishing certain group- and individual-specific goals and attaining certain revenue and earnings goals, in fiscal year 1999. Bonuses were earned under the 1998 Key Employee Bonus Plan; however, no bonuses were earned under the 1997 Key Employee Bonus Plan.

(3) Represents cash bonus of $1,000 earned and paid to Mr. Rodgers under our Patent Award Program in each of fiscal years 1998 and 1999.

(4) Represents a 14 year service award to Mr. Rodgers of $10,699 and a cash bonus of $1,500 earned and paid to Mr. Rodgers under our Patent Award Program in fiscal year 1997.

(5) Represents that portion of our contribution toward the purchase of computers made pursuant to our Computer Purchase Program, which is available to all employees.

(6) Represents forgiveness of a promissory note payable by Mr. McCranie to us pursuant to the terms of a promissory note.

(7)  Represents a one-time retention bonus.

(8) Represents a one-time retention bonus paid to Mr. Alvarez in the amount of $321,900 plus the contribution of $208 towards the purchase of a computer made pursuant to our Computer Purchase Program.

(9) Represents a one-time retention bonus paid to Mr. Hernandez in the amount of $2,899,701 plus a contribution of $554 toward the purchase of computers made pursuant to our Computer Purchase Program.

     The following table shows, as to each of the Named Officers, option grants during the last fiscal year and the potential realizable value of those options, assuming 5% and 10% appreciation, at the end of their term:


                                                       Option Grants in Fiscal 1999
                                                            Individual Grants
                                          ------------------------------------------------------
                                          Number of                                                   Potential Realizable Value
                                          Securities       % of Total                                 at Assumed Annual Rate of
                                          Underlying    Options Granted                                Stock Price Appreciation
                                           Options      to Employees in    Exercise     Expiration         for Option Term
Name                                      Granted(1)     Fiscal Year(2)    Price(3)      Date(4)         5%(5)         10%(5)
----                                      ----------     --------------    --------      -------         -----         ------
T.J. Rodgers ......................        300,000           3.51%         $21.50       10/1/2009    $ 4,056,370    $10,279,639
J. Daniel McCranie ................         70,000           0.82%         $21.50       10/1/2009    $   946,486    $ 2,398,582
Antonio R. Alvarez ................         70,000           0.82%         $21.50       10/1/2009    $   946,486    $ 2,398,582
Emmanuel T. Hernandez .............         80,000           0.94%         $21.50       10/1/2009    $ 1,081,699    $ 2,741,237

----------

(1) Options granted under our 1994 Stock Option Plan typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant.

(2) Options to purchase an aggregate of 8,542,656 shares of our common stock were granted to employees during the fiscal year ended January 2, 2000.

(3) The exercise price may be paid by check, cash or delivery of shares that are already owned.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or if a third party acquires us.

(5) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price appreciation. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of our common stock were to increase at such rates from the price at 1999 fiscal year end ($32.375 per share) over the next ten years, the resulting stock prices at 5% and 10% appreciation would be $52.74 and $83.97, respectively.

     The following table shows, for each of the Named Officers, information concerning options exercised during fiscal year 1999 and the value of options held at fiscal year end:

               Aggregated Option Exercises in Fiscal Year 1999 and
                     Fiscal Year 1999 Year-End Option Values

                                                                     Number of Securities             Value of Unexercised
                                     Shares                     Underlying Unexercised Options   In-the-Money Options at Fiscal
                                   Acquired on       Value            at Fiscal Year End                 Year End ($)(1)
Name                              Exercise (#)   Realized ($)   Exercisable    Unexercisable     Exercisable    Unexercisable
----                              ------------   ------------   -----------    -------------     -----------    -------------
T.J. Rodgers ..............       200,828(2)      $   839,281    1,470,100        730,000        $34,444,669      $12,785,635
J. Daniel McCranie ........       341,142         $ 4,329,855       23,621        244,213        $   496,820      $ 4,694,808
Antonio R. Alvarez ........       118,010(3)      $ 1,381,718      192,823        273,865        $ 4,109,906      $ 5,371,914
Emmanuel T. Hernandez .....       219,534(4)      $ 2,116,982      151,330        199,094        $ 3,575,647      $ 3,667,822

----------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at January 2, 2000 ($32.375) and the exercise price of the options.

(2) Mr. Rodgers acquired 200,828 shares through the loan program that lasted from February 22, 1999 to March 15, 1999 whereby we offered loans to all of our employees in the United States to facilitate the exercise of certain vested stock options (the "Loan Program").

(3)  Mr. Alvarez acquired 48,010 shares throughout the Loan Program.

(4)  Mr. Hernandez acquired 34,750 shares throughout the Loan Program.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Overview

     The compensation committee of the Board of Directors has the responsibility to review compensation programs and benefits for Cypress' employees generally, and specifically for Cypress' executive officers, and has exclusive authority to grant stock options to Cypress' executive officers. We apply a consistent philosophy to compensation for all employees including the executive officers, based on the premise that Cypress' achievements result from the coordinated efforts of all individuals working toward common objectives. Cypress strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and stockholders.

Goals of the Compensation Program

     The goals of the compensation committee are to align executive compensation with business objectives and performance, and to enable Cypress to attract, retain and reward executive officers who contribute to Cypress' long-term success. The compensation program for executive officers is based on the same principles applicable to compensation decisions for all of our employees:

o Competitive Levels of Compensation. Cypress is committed to providing a compensation program that helps Cypress attract and retain the best people in the industry. To ensure that pay is competitive, we periodically review the compensation practices of other leading companies in the semiconductor industry. We believe that Cypress' compensation levels fall within the median of industry compensation levels.

o Performance-Driven Rewards. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by measuring organization progress against set objectives.

o Performance and Compensation Feedback. At the beginning of the performance cycle, key quarterly and annual objectives are set for each officer. The Chief Executive Officer gives ongoing feedback on performance to each officer. At the end of the performance cycle, we evaluate the extent to which the key objectives have been accomplished, which evaluation affects decisions on merit increases and stock option grants.

Components of the Compensation Program

         Cypress' compensation program, which consists of cash-based and equity-based compensation, allows Cypress to attract and retain highly skilled officers, provide useful products and services to customers, enhance stockholder value, motivate technological innovation and adequately reward its executive officers and other employees. The components are:

     Cash-Based Compensation:

     The compensation committee sets base salary for officers on the basis of level of responsibility, prior performance and other factors after reviewing the compensation levels for competitive positions in the market.

     Cypress has a New Product Bonus Plan under which Cypress distributes to all employees, including executive officers, payments based on Cypress' achieving certain levels of new product revenue, plus attaining certain levels of profitability. Cypress believes that all employees share the responsibility of achieving revenue and profit levels. Under the New Product Bonus Plan, Cypress' specific performance criteria must be met in each fiscal quarter for employees to be eligible for bonuses. For fiscal years 1997 and 1998, Cypress met these criteria only for the third quarter of each fiscal year. For fiscal year 1999, Cypress met these criteria for all four quarters.

     Cypress adopted a Key Employee Bonus Plan effective at the beginning of fiscal year 1999, in which the Chief Executive Officer, Vice Presidents and certain other key employees participated. Plan participants were eligible to receive bonuses (in each case a percentage of the participant's base salary) based on Cypress' achievement of a targeted level of sales and earnings per share, as well as success in accomplishing certain group- and individual-specific goals. In 1999 bonuses were paid pursuant to the quarterly goal accomplishment and sales and earnings portions of the plan.

     Equity-Based Compensation:

     Stock options provide additional incentives to officers to work to maximize stockholder value. The options become exercisable over a defined period of employment with Cypress to encourage officers to continue in Cypress' employ. In line with Cypress' compensation philosophy, we grant stock options to all employees, commensurate with their potential contributions to Cypress. Stock options are included as part of the initial employment compensation package, and are also awarded for promotions and pursuant to the annual Evergreen Stock Program, which provides long-term incentives to virtually all employees based on performance and potential contributions.

Compensation of the Chief Executive Officer

     T.J. Rodgers has been Cypress' President and Chief Executive Officer since Cypress' incorporation in 1982. In determining Mr. Rodgers' compensation, the compensation committee evaluates corporate performance, individual performance, compensation paid to Cypress' other executive officers and total compensation (including salary, bonus and equity compensation) paid to chief executive officers of comparable companies. In 1999, Mr. Rodgers' salary was $337,706, and he received a cash bonus of $21,305 under the New Product Bonus Plan, a cash bonus of $1,000 under our Patent Award Program, and a payment of $384,012 under the Key Employee Bonus Plan. A fundamental tenet of Cypress' compensation policy, particularly with respect to compensation of the Chief Executive Officer, is to link the level of compensation obtained to Cypress' performance as measured by profitability and growth. One way that we establish this link is to award Mr. Rodgers with compensation in the form of options to purchase stock, for the reason that the market will reward superior performance by Cypress, by increasing the value of his equity and penalize unsatisfactory performance by diminishing or eliminating such value. Through his equity ownership in Cypress, which consisted of 772,782 shares of common stock and options to purchase 1,536,766 shares of common stock as of the Record Date, Mr. Rodgers shares with Cypress' other stockholders a significant stake in the success of Cypress' business. A second way that we establish the link between Cypress' performance and level of compensation is by Cypress' bonus plan, which awards variable compensation based to a substantial degree on an objective measure of Cypress' profitability and long-term growth. It is the philosophy of Cypress and this committee to bias compensation toward this kind of variable compensation as well as equity awards. This means that when we perform well, as principally indicated by profitability, employees, and in particular the Chief Executive Officer, will be well compensated, to a level which may exceed the median of industry compensation levels. When our performance is below target levels, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the Chief Executive Officer's overall compensation package may well be below industry median levels. Consistent with our compensation objectives, Mr. Rodgers was awarded a bonus for accomplishments under the quarterly goals portion of the bonus plan and for achieving Cypress' targeted levels of sales and earnings per share as set forth in the 1999 Key Employee Bonus Plan.

                                                   COMPENSATION COMMITTEE OF THE
                                                   BOARD OF DIRECTORS

                                                        John C. Lewis
                                                        Eric A. Benhamou

                                   ----------

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was or is one of our officers or employees.

Certain Transactions

     In April 1, 1998, we entered into a one-year consulting arrangement with Fred B. Bialek, a member of our Board of Directors. This agreement was extended in 1999. Pursuant to the terms of the consulting agreement, Mr. Bialek was paid an annualized fixed retainer of $290,000. In addition, we agreed to reimburse Mr. Bialek for out-of-pocket business expenses for travel, lodging, phone and administrative support related to his consulting services for us on receipt of invoice. Prior to its expiration, the consulting agreement is terminable by Mr. Bialek or us, 30 days following written notice of such termination.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended January 2, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

Company Stock Price Performance

         The following graph shows a five-year comparison of cumulative total return for our stock, the Standard & Poor's 500 Stock Index and the S&P Electronic Index for Semiconductor and Component

Manufacturers, assuming $100 invested on January 2, 1995 in each investment. Total return assumes reinvestment of dividends. Past results are not an indication of future investment returns.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                            January 2, 1995  January 1, 1996  December 30, 1996   December 29,1997  January 3,1999   January 2, 2000
                            ---------------  ---------------  -----------------   ----------------  --------------   ---------------
Cypress Semiconductor Corp.       $100             $109             $125                 $ 75             $ 72             $284
S&P 500(R)                        $100             $138             $169                 $226             $290             $351
S&P(R)Electronics                 $100             $136             $248                 $264             $441             $725
(Semiconductors) Index

                                  OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope, which has been enclosed, at your earliest convenience.



                                                     FOR THE BOARD OF DIRECTORS



                                                     Emmanuel Hernandez
                                                     Secretary

Dated:  April 3, 2000

                                   Appendix A

     Proposed Form of Amended and Restated Certificate of Incorporation



                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF

                        CYPRESS SEMICONDUCTOR CORPORATION

     The undersigned, T.J. Rodgers, President and Chief Executive Officer of Cypress Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     The Corporation was incorporated pursuant to the General Corporation Law of the State of Delaware on September 26, 1986, the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State. The Corporation has not changed or altered its name since the original date of incorporation in the State of Delaware.

     This Second Restated Certificate of Incorporation, as set forth below, restates and integrates all prior amendments and makes additional amendments. This Second Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and a majority of the stockholders, in accordance with the provisions of Section 241 and 245 of the General Corporation Law of the State of Delaware.

                                    ARTICLE I

     The name of the Corporation is Cypress Semiconductor Corporation.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     A. The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is five million (5,000,000) and the number of shares of Common Stock authorized to be issued is six hundred and fifty million (650,000,000). The Preferred Stock and the Common Stock shall each have a par value of $.01 per share. The aggregate par value of all shares of Preferred Stock is $50,000 and the aggregate par value of all shares of Common Stock is $6,500,000.

     B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          1. The number of shares constituting that series and the distinctive designation of that series;

          2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          8. Any other relative or participating rights, preferences and limitations of that series.

                                    ARTICLE V

     The Corporation is to have perpetual existence.

                                   ARTICLE VI

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

                                   ARTICLE VII

     The number of directors constituting the whole Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation.


                                  ARTICLE VIII

     At all elections of directors of the corporation, each holder of stock or of any class or classes or of any series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

                                   ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place of places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                                    ARTICLE X

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended: (i) a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; and (ii) the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through provisions contained in the By-Laws, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others.

     Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certification of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

     The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders before the voting begins.

                                   ARTICLE XII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                       ***

     IN WITNESS WHEREOF, the undersigned has executed this certificate this ___ day of May 2000.



                                     T.J. Rodgers
                                     President and Chief Executive Officer


Attest:



Emmanuel Hernandez
Secretary